IROQUOIS PIPELINE OPERATING COMPANY AND

                         TENNESSEE GAS PIPELINE COMPANY

                            AGREEMENT WITH RESPECT TO

                     IROQUOIS GAS TRANSMISSION SYSTEM, L.P.


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         This Agreement dated this 15th day of March 1991, by and between
Tennessee Gas Pipeline Company, a Delaware corporation ("Tennessee") and Iroquois Pipeline Operating Company, a Delaware corporation ("Operator").

                                   WITNESSETH:

         WHEREAS, Iroquois Gas Transmission System was formed pursuant to a General Partnership Agreement effective as of January 10, 1989, to construct and operate an interstate natural gas pipeline from a point on the international border near Iroquois, Ontario through the states of New York and Connecticut across Long Island Sound to a point near South Commack, Long Island, New York to transport natural gas on behalf of various Shippers;

         WHEREAS, Iroquois Gas Transmission System, L.P. was formed pursuant to a Limited Partnership Agreement effective as of November 30, 1989 ("Partnership Agreement") and all rights, liabilities, duties and obligations of Iroquois Gas Transmission System have been assigned to and assumed by Iroquois Gas Transmission System, L.P.;

         WHEREAS, pursuant to Section 9.5 of the General Partnership Agreement, the Partnership and TransCanada Iroquois Ltd. ("TCIL") have executed an Operating Agreement effective as of January 10, 1989 ("Operating Agreement") and the Partnership initially designated TCIL to manage the design, construction, operation, maintenance, and administration of the Iroquois Gas Transmission System; and

         WHEREAS, the rights and obligations of TCIL under the Operating Agreement have been assigned to the Operator; and


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         WHEREAS, Operator desires that Tennessee perform for Operator certain of the functions and responsibilities which have been delegated to the Operator under the Operating Agreement; and

         WHEREAS, Tennessee is willing and able to assume such functions and responsibilities on the terms and conditions set forth below:

         NOW THEREFORE, in consideration of the representations, covenants and premises hereinafter set forth, the Parties agree as follows:

1.       Definitions.
         ------------

         As used in this Agreement, the definitions used in the Partnership and Operating Agreements shall, except as specifically provided herein, have the same meanings in this Agreement. In addition, the following words and terms shall have the meanings set forth herein:

         1.1. Accounting Procedure. The accounting procedure set forth in Exhibit "A" hereto.

         1.2. Completion Date. The date on which the construction and testing of the Facilities authorized under Section 4.10 of the Partnership Agreement are substantially completed and the Facilities are available for service.

         1.3. Day. A period of twenty-four (24) consecutive hours commencing at 8:00 a.m. Eastern Standard Time.

         1.4. Month. A period of time beginning on the first Day of a calendar month and ending at the same time on the first Day of the next succeeding calendar month.


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         1.5.  Year. Each twelve (12) Month period beginning on the first Day of a calendar year and ending on the first Day of the next calendar year, provided that the first year hereunder shall begin on the earlier of the Completion Date and the date upon which Tennessee is first requested to undertake services pursuant to Section 2.1.2, and shall end on the first Day of the following calendar year and further provided that the last contract year shall end at the end of the term provided in Section 9.1 of this Agreement, unless extended by mutual agreement between Tennessee and Operator.

         1.6. Party. Tennessee or Operator and "Parties" shall mean both Tennessee and Operator.

         1.7. Partnership. The Iroquois Gas Transmission System, L.P. and any successor entities thereto.

2.       Relationship of the Parties.

         2.1.  Scope of Agreement.
               -------------------

               2.1.1. Upon and subject to the terms and conditions of this Agreement and commencing with the Completion Date, Operator and Tennessee hereby agree that Tennessee shall undertake the obligations and perform the services specified in Section 3 of this Agreement.

               2.1.2. Prior to the Completion Date, Tennessee shall perform such services as Tennessee and the Operator may mutually agree upon as necessary and


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                       appropriate to ensure a smooth transition from
                       construction to operation of the Facilities. During such period, the Operator will endeavor in good faith to utilize Tennessee employees as construction inspectors and supervisors where feasible. Prior to construction by the Operator of any Incremental Expansion, the Operator and Tennessee shall negotiate an agreement with respect to coordination of their respective construction and operation responsibilities.

         2.2. Tennessee's Authority to Execute Contracts. Subject to any procedures established by the Operator with the consent of Tennessee, which consent shall not unreasonably be withheld, Tennessee may, on its own behalf, execute contracts relating to performance of Tennessee's duties under this Agreement. Tennessee shall nor be authorized to execute any contract on behalf of the Operator without the prior express written consent of the Operator and shall not be authorized to execute any contract on behalf of the Partnership without the prior express written consent of the Management Committee. Consistent with the foregoing, Tennessee may enter into contracts (including contracts for the purchase of property) in the name of the Partnership for which Tennessee has budget authority to incur expenditures pursuant to Section 5.2 of this Agreement.

3.       Tennessee's Operation and Maintenance Responsibilities.

         3.1. Tennessee's Responsibilities. Subject to (i) the prior approval of the Operator with respect to those matters enumerated in Sections 9.2.6 and 9.2.7 of the


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               Partnership Agreement, and (ii) prior budget authorizations by the Operator pursuant to Section 5.2 of this Agreement, Tennessee, commencing with the Completion Date, shall have the general responsibility for the day-to-day operation and maintenance of the Facilities as set forth herein:

               3.1.1. Tennessee shall provide all field operating and maintenance services with respect to the Facilities, including but not limited to routine and emergency repairs, right-of-way upkeep and surveillance, gas measurement servicing, calibration and volume determination, operational planning and related budgeting, engineering and technical services, and minor capital projects not otherwise budgeted as directed by Operator. The Operator shall provide Tennessee with reasonable access to, and upon request by Tennessee copies of, records necessary for Tennessee to perform its operation and maintenance responsibilities under this Agreement, including without limitation as built construction drawings of the Facilities, right-of-way records, and design studies. Landowner contacts shall be the responsibility of the Operator, which shall employ right-of-way agents for that purpose.

               3.1.2. Tennessee shall maintain accurate and itemized accounting records in accordance with Required Accounting Practice for operation and maintenance of the Facilities, together with any information reasonably required by the Operator relating to such records. Unless otherwise directed by the Operator, Tennessee shall be deemed to be in compliance


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                       with its record keeping responsibilities under this
                       Section 3.1.2 if it maintains such records in a manner that is consistent with Tennessee's own reports to FERC.

               3.1.3. Tennessee shall prepare proposed operating and maintenance budgets and schedules for the review and approval of the Operator pursuant to Section 5.2 of this Agreement.

               3.1.4. Tennessee shall perform gas control and dispatch responsibilities for the Facilities for a period of time ending the earlier of April 30, 1997 or such time as Operator has elected to begin performing these functions. Tennessee shall cooperate with Operator in the transition of such functions. With the consent of Tennessee, the time period during which Tennessee performs such functions may be extended by Operator. Upon completion of the transition, Tennessee shall cease to allocate costs to the performance of such functions, and Operator shall not be responsible for any such costs after Operator begins performing these functions. Gas control and dispatch responsibilities include

                       (a) control of all Iroquois Gas Transmission System, L.P.'s valves, flow regulators and measurement facilities at all points within the United States at which gas enters of exits the Facilities;

                       (b) dispatch of gas in accordance with nomination schedules submitted to it by the Operator;


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                       (c)  measurement of volumes actually received and
                            delivered;

                       (d) response (relating to valves, flow regulators and measurement) to emergency conditions as necessary to assure safe operation of the Facilities.

                            Until the transition of such gas control and dispatch responsibilities to Operator is complete,
                            (a) Tennessee shall arrange to make operating data with respect to gas entering or exiting the Facilities, including pressures, Btu content, volumes and quantities in dekatherms, and such other data as agreed by Tennessee and Operator, available on a real time electronic basis where feasible to the Operator and/or TransCanada PipeLines Limited ("TCPL") at the same time such data is available to Tennessee; (b) the Operator shall cause to be provided to Tennessee, on a real time electronic basis, where feasible the following data (and such other data as agreed by Tennessee and Operator) with respect to the operation of TCPL's system: volume, Btu content, operating pressure and volume allocations at the interconnection between TCPL and the Facilities, at the same time such data is available to the Operator; (c) the Operator shall have responsibility for receiving and accepting nominations from the Shippers and shall schedule volumes on the Facilities in accordance with such nominations for

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                            dispatch by Tennessee pursuant to the Partnership's
                            tariff and applicable federal regulations; and (d) Tennessee shall advise the Operator promptly when Tennessee becomes aware that allocations and nominations received from the Operator are inconsistent with scheduled transportation volumes for downstream or upstream transportation or with actual receipts and deliveries, and Operator shall act promptly to assure to the extent practicable that resulting imbalances do not exceed any limits in the Partnership's tariff.


                            The Operator shall coordinate all scheduled transportation volumes with upstream and downstream systems.

               3.1.5.  [RESERVED FOR FUTURE USE].



               3.1.6. Tennessee shall make reports to and consult with the Operator and/or the Management Committee regarding all duties, responsibilities and actions of Tennessee under this Agreement in the form and at the times reasonably requested by the Operator. The Operator and Tennessee shall meet regularly during construction of the Facilities, and quarterly thereafter, to discuss Tennessee's performance of its obligations hereunder. Such meetings shall be attended by at least one representative each of Operator and Tennessee


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               3.1.7.  Except as otherwise provided by applicable laws or governmental regulations or as otherwise directed by the Operator, Tennessee shall retain all charts, records, books of account, plans, designs, studies and reports and other documents related to the operation and maintenance of the Facilities for a period of three (3) years from the date of completion of the activity to which such records relate. Tennessee shall provide the Operator with copies of all changes to the as-built construction drawings for the Facilities which result from the performance of Tennessee's services and responsibilities under this Agreement. All charts, records, books of account, plans, designs, studies and reports and other documents related to the operation and maintenance of the Facilities will be transferred to the Operator at the end of the term as defined in Section 9 or upon termination as defined in Section 10.

               3.1.8. Tennessee shall make immediate reports to the Operator of all nonroutine occurrences that Tennessee determines may have a significant adverse impact upon the operation and/or maintenance of the Facilities and make a follow-up report at an appropriate time on the response to each nonroutine occurrence.

               3.1.9. Tennessee shall perform, and shall be reimbursed for notwithstanding any budgetary limitations, such other duties as are reasonably requested by the Operator or as are necessary or appropriate to discharge Tennessee's responsibilities under this Agreement.


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               3.1.10. While the Operator and Tennessee recognize that the
                       Operator is ultimately responsible for securing necessary permits and authorizations, and filing necessary reports with appropriate federal, state, or local agencies, Tennessee is responsible for ensuring that the Facilities are operated in accordance with all such permits and authorizations and shall promptly provide the Operator with all reports which are requested by the Operator, including information demonstrating such compliance with permits and authorizations.

               3.1.11. In performing its duties under the Agreement, Tennessee shall conform to the procedures and directives of the Operator.

               3.1.12. Tennessee will consult with the Operator with respect to any changes in assignments of responsibilities of employees of Tennessee providing services under this Agreement.

         3.2. Tennessee's Authority to Perform Unbudgeted Maintenance and Repairs. Tennessee is authorized to perform maintenance and repairs to the Facilities which have not been included in the most recent budget approved by the Operator pursuant to Section
               5.2 of this Agreement, provided that the total cost of all such unbudgeted maintenance and repairs in any of the Partnership's fiscal years shall not exceed the amount permitted under Section
               5.2 of this Agreement. Tennessee is authorized to make emergency maintenance and repairs to the facilities at any time irrespective of budget authorization. The authority under this
               Section 3.2

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               shall not extend to non-emergency modifications to any high pressure components of the Facilities without the approval of the Operator.

         3.3. Tennessee's Right to Request Instructions From Operator. Tennessee may at any time, if it reasonably deems it to be necessary or appropriate, request instructions from the Operator with respect to any matter contemplated by this Agreement and may defer action thereon pending the receipt of such instructions. Tennessee shall be fully protected in acting in accordance with the instructions of the Operator or in omitting to act pending the receipt of such instructions, and shall have no liability pursuant to Section 6.1 hereof for any act in good faith in compliance therewith, or for its good faith failure to act pending receipt thereof.

         3.4. Design and Construction Procedures Proposed by Operator. Responsibility for the design and construction of the Facilities (which term includes all initial Facilities and all Incremental Expansions) has been delegated to and shall be performed by the Operator under the Operating Agreement. Tennessee will have, for a reasonable time prior to completion of the design process, full access and input to the final design and construction plans for the Facilities proposed by the Operator to the Partnership.

         3.5. Operating Agreement. Tennessee acknowledges that the functions and responsibilities which it is to perform under this Agreement are to fulfill certain of the Operator's functions and responsibilities to the Partnership under the Operating Agreement. Section 3.1 of the Operating Agreement permits the


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               Partnership, acting in accordance with Section 9.2.6(k) of the
               Partnership Agreement, to change the authority and responsibility delegated to the Operator under Section 3 of the Operating Agreement. It is understood and agreed that if the Partnership so changes any authority and/or responsibility delegated to the Operator under the Operating Agreement, which the Operator, in turn, has contracted for Tennessee to perform in this Agreement, then the Operator may modify the authority and responsibility of Tennessee under Section 3 of this Agreement solely to conform to such change. Operator will inform Tennessee within five (5) days of any change so made by the Management Committee. Any change so made by the Operator shall be effective and binding on Tennessee under this Agreement twenty-five (25) days after notice of such change is given to Tennessee, provided, however, that all costs, expenses and liabilities incurred by Tennessee in implementing, or as a result of, such change shall be reimbursable costs under
               Section 5 of this Agreement and such change in and of itself shall not give rise to liability under Section .8.1 hereof.

               Notwithstanding the foregoing, if Tennessee notifies Operator during the twenty-five day period following notice of any such change that such change is unacceptable to Tennessee, Tennessee shall have the right to terminate this Agreement, effective upon one year's notice to Operator. In that case, Tennessee be bound by the change so made but will remain fully obligated to continue to perform all of its obligations hereunder during such one-year period as if such change had not been made; provided, however, that Operator may terminate this


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               Agreement upon thirty (30) days written notice to Tennessee at any time during such one-year period.

               Tennessee further acknowledges that the Operator's performance of its obligations under this Agreement is dependent upon the performance of the Partnership under the Operating Agreement. Therefore, Tennessee agrees that the Operator shall not be liable in any manner for any default under this Agreement which results in whole or in part, directly or indirectly from a default by the Partnership under the Operating Agreement. In the event of a default by the Operator under this Agreement which results in whole or in part, directly or indirectly from a default by the Partnership under the Operating Agreement, the Operator hereby assigns to Tennessee any rights which the Operator may have under the Operating Agreement to seek and receive damages from the Partnership to the extent that the Partnership's default has caused or contributed to the Operator's default hereunder.

               Tennessee further acknowledges and consents to the assignment by the Operator to the Partnership under Section 3.4 of the Operating Agreement of certain of the Operator's rights to seek and receive damages from Tennessee under this Agreement in the event of a default by the Operator to the Partnership under the Operating Agreement which results in whole or in part, directly or indirectly from a default by Tennessee under this Agreement.


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4.       Tennessee's Employees, Consultants and Subcontractors.
         ------------------------------------------------------

         4.1. Tennessee's Employees, Consultants and Subcontractors. Tennessee shall employ or retain and have supervision over the Persons (including consultants and professional service or other organizations) required by Tennessee to perform its duties and responsibilities hereunder in an efficient and economically prudent manner. Tennessee shall pay all reasonable expenses in connection therewith, including compensation, salaries and wages, overhead and administrative expense incurred by Tennessee and its Affiliates, and, if applicable, social security taxes, workers' compensation insurance, retirement and insurance benefits and other such expenses. All authorized expenses pursuant to this Section shall be reimbursed to Tennessee by the Operator as provided in the Accounting Procedure.

         4.2. Affiliates of Tennessee or Partners. Tennessee shall be authorized to utilize, as it deems necessary, the services of its corporate Affiliates, provided that such services are utilized on terms materially no less favorable to the Operator than those prevailing at the time for comparable services of unaffiliated independent parties. Tennessee shall also be authorized to utilize, as it deems necessary, the services of independent contractors, including the services of any Partner's corporate Affiliates, provided that the services of any such corporate Affiliate are utilized on terms materially no less favorable to the Operator than those prevailing at the time for comparable services of unaffiliated independent parties, and Tennessee shall negotiate contracts for such services and execute the same.


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               In performing under this Agreement, Tennessee may utilize
               facilities, including structures, equipment, aircraft, supplies, and personnel in common with facilities and personnel used in the operation of Tennessee's system. The cost (including overhead) of such shared facilities and personnel shall be allocated in accordance with the Accounting Procedure.

         4.3. Standards for Tennessee and its Employees. Tennessee shall perform its services and carry out its responsibilities hereunder and shall require all of its employees, contractors, subcontractors and materialmen furnishing labor, material or services for performance of Tennessee's services and responsibilities under this Agreement to carry out their responsibilities, in accordance with sound, workmanlike and prudent practices of the gas pipeline industry and in compliance with all relevant laws, statutes, ordinances, safety codes, regulations and rules of governmental authorities having jurisdiction applicable to the Facilities and applicable standards and specifications established by the Partnership and the Operator subject to the consent of Tennessee, which consent shall not unreasonably be withheld.

         4.4. Non-Discrimination. In performing under this Agreement, Tennessee will not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and will comply with all provisions of Executive Order 11246 of September 24, 1965 and any successor order thereto, to the extent that such provisions are applicable to Tennessee, the Operator and/or the Partnership. The provisions of this Section 4.4 shall be applicable to any contractors, consultants and/or subcontractors retained in connection herewith.

         4.5. Alcohol and Drug Testing Warranty and Certification. Where either Party is responsible for the construction, operation, maintenance and/or emergency response associated with any facilities under this Agreement, such Party shall be in compliance with the terms of the United States Department of Transportation Federal Pipeline Safety Drug Testing and Alcohol Misuse Prevention Program regulations as provided in 49 C.F.R., Part 199.

               Each Party certifies and warrants to the other Party that:

                   (a) It has a Drug Testing Policy in written form; and it is in current compliance with that policy; and

                   (b) It will require each contractor and/or subcontractor it hires to also have a written Drug Testing Policy and to be in compliance with that policy if applicable to the work the contractor and/or subcontractor is to perform; and

                   (c) It and its contractors and/or subcontractors will remain in compliance with those policies during the term or any extension thereof of this Agreement;


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                   (d)  It and its contractor's and/or subcontractors' Drug
                        Testing Policy is in compliance with U.S. Department of Transportation Research and Special Programs Administration Regulations and Rules for the Control of Drug Use in Natural Gas, Liquefied Natural Gas, and Hazardous Liquid Pipeline Operations for Transportation Workplace Drug Testing Programs, Final Rule (49 CFR,
                        Part 199), Procedures for Transportation Workplace Drug Testing Programs, Final Rule (49 CFR, Part 40) and U.S. Department of Transportation Federal Highway Administration's Controlled Substances Testing, Final Rule (49 CFR, Parts 391 and 394) where applicable to the work to be performed by such Party, its contractors or subcontractors under this Agreement; and

                   (e) It maintains and follows a written alcohol misuse plan that conforms to the requirements of 49 CFR Parts 40 and 199.

5.       Financial and Accounting.
         -------------------------

         5.1.  Accounting and Compensation.
               ----------------------------

               5.1.1. Tennessee shall keep a full and complete account of all costs, expenses and expenditures incurred by it in connection with its obligations hereunder in the manner set forth in the Accounting Procedure.


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               5.1.2.  Tennessee shall be reimbursed by the Operator for all reasonable and proper costs, expenses and expenditures paid by it in connection with its obligations hereunder at the rate and in the manner set forth in the Accounting Procedure; provided, however, that costs incurred by Tennessee under Section 8.1 of this Agreement shall not be reimbursed by the Operator. It is the intent of the Parties that Tennessee shall carry out its services hereunder on a fully reimbursed basis, pursuant to the provisions of this Agreement without profit or loss. To the extent that Tennessee incurs such profit or loss appropriate adjustments will promptly be made to eliminate such profit or loss.

         5.2. Budgets. As soon as practicable, Tennessee shall prepare and submit for approval of the Operator an initial estimate of capital, operating and maintenance expenditures and expenses which Tennessee anticipates for the first Year. Annually thereafter, on or before each October 1, Tennessee shall prepare and submit for approval of the Operator an estimate of capital, operating and maintenance expenditures and expenses which Tennessee anticipates for the ensuing Year broken down into such individual line items and including such supporting documentation and data as the Operator may reasonably require. Except as the Operator may otherwise direct, the budget approved by the Operator and then in effect shall constitute authorization of Tennessee to incur the expenditures contained in such budget and to incur expenditures up to ten percent (10%) in excess of the amount set forth for any line item in such budget, provided


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               that the total of all such expenditures in excess of budgeted line item amounts shall not exceed five percent (5%) of the total amount of such budget. Tennessee shall immediately inform the Operator of any facts which Tennessee believes may increase or decrease any line item in the most recent budget approved by the Operator by ten percent (10%) or more or increase or decrease the total amount of such budget by five percent (5%) or more.

               Tennessee acknowledges that the estimates of capital, operating and maintenance expenditures and expenses which it provides to the Operator each Year pursuant to this Section 5.2 shall, following review and preliminary concurrence by the Operator, be utilized by the Operator in preparing the budget estimates which the Operator submits to the Partnership each Year pursuant to
               Section 5.2 of the Operating Agreement. Tennessee further acknowledges that the budget for Tennessee's activities approved by the Operator each Year will reflect the budget for these expenses and expenditures approved by the Partnership for such Year pursuant to Section 5.2 of the Operating Agreement.

               The Operator shall notify Tennessee of its approval or disapproval of Tennessee's budget no later than thirty (30) days after Management Committee approval of Operator's budget. If Operator fails to notify Tennessee in writing of the approval or disapproval of any budget within thirty (30) days of Management Committee approval of Operator's budget, then Operator shall be deemed to have approved such budget. If Operator timely notifies Tennessee of its disapproval of all or part of a budget but then fails to approve a revised budget before the time that such


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               budget is to take effect, then Tennessee shall perform under the last budget as approved by the Operator until such time as the Operator issues its approval, provided, however, that if the Operator's partial budget disapproval relates to Tennessee's first full Year budget, then Tennessee is nonetheless authorized to incur costs set forth in any approved line item in such budget but may not incur costs in connection with any disapproved line items in a total amount exceeding fifteen percent (15%) of the total of all disapproved amounts, until Operator has approved a revised budget. If during the period covered by approved budget, Tennessee determines that an adjustment to the estimated costs set forth in the approved budget is necessary or appropriate, then Tennessee shall submit to the Operator for approval an adjusted budget. Subject to Operator's consent to the adjustment (which shall not be unreasonably withheld), Operator shall promptly submit such adjusted budget to the Management Committee for approval. Operator shall notify Tennessee no later than thirty (30) days after Management Committee approval of the adjusted budget. If Operator fails to notify Tennessee in writing of its approval or disapproval of the adjusted budget within thirty (30) days of Management Committee action on such adjusted budget, then Operator shall be deemed to have approved such adjusted budget. If Operator timely notifies Tennessee of its disapproval of such adjusted budget, Tennessee shall continue to perform under the approved budget without the adjustment(s).

         5.3. Disputed Charges. The Operator may, within the time provided in the Accounting Procedure, take written exception to any bill or statement rendered by Tennessee


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               for any expenditure or any part thereof, on the ground that the same was not a reasonable, authorized, and proper cost incurred by Tennessee in connection with its obligations under this Agreement. The Operator shall be entitled to withhold payment of any amount of the bill or the statement which it disputes. If the Operator nevertheless pays the amount in full, such payment shall not be deemed a waiver of the right of the Operator to recoup any contested portion of any bill or statement. However, if the amount as to which such written exception is taken or any part thereof is ultimately determined in accordance with Section 12 of this Agreement not to be a reasonable, authorized, and proper expense incurred by Tennessee in connection with its obligations under this Agreement, such amount or portion thereof (as the case may be) which has been paid by the Operator shall be refunded by Tennessee to the Operator together with interest thereon during the period from the date of payment by the Operator to the date of refund by Tennessee at a rate (which in no event shall be higher than the maximum rate permitted by applicable law) equal to the rate designated by Morgan Guaranty Trust Company from time to time as its prime rate, plus one percent. If the Operator has withheld payment in accordance with this section, and the amount or portion thereof in dispute is ultimately determined to be a reasonable, authorized, and proper expense in accordance with
               Section 12 of the Agreement, such amount or portion thereof shall be remitted to Tennessee, with interest as calculated in the foregoing sentence.


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         5.4.  Audit and Examination. Upon fifteen (15) Days' notice in writing to Tennessee, the Operator shall have the right during normal business hours to audit or examine, at its expense, all books and records of Tennessee relating to its performance of its obligations under this Agreement, provided, however, that the total number of full audits commenced in any Year shall not exceed two. Such rights shall include the right to meet with Tennessee's internal and independent auditors to discuss matters relevant to the audit or examination.

               The Operator shall have twenty-five (25) Months after the close of a Year in which to make an audit of Tennessee's records for such Year. Absent fraud or intentional concealment or misrepresentation by Tennessee or its employees, and except for any adjustments which may arise from FERC compliance audits, Tennessee shall neither be required nor permitted to adjust any item unless a claim therefor is presented or adjustment is initiated within twenty-five (25) Months after the close of the Year in which the statement therefor is rendered, and in the absence of such timely claims or adjustments, the bills and statements rendered shall be conclusively established as correct; provided, however, this shall not prevent adjustment resulting from physical inventory of the Facilities and other property. Any audit requested by Operator under this Section 5.4 may be conducted by representatives of the Partnership or of any Partner. Representatives of the Partnership or of any Partner may accompany the Operator during any audit under this Section 5.4

6.       Independent Contractor.

         6.1. Independent Contractor. In performing services pursuant to this Agreement, Tennessee shall be an independent contractor and not an employee, agent or servant of the Operator and this Agreement does not create any partnership or joint venture between Tennessee and the Operator.

7.       Intellectual Property.

         7.1. Inventions and Copyrights. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material, developed by Tennessee or its employees while engaged exclusively in the performance of services under this Agreement shall, unless otherwise directed, be assigned to Partnership, which shall have the exclusive right to the exploitation thereof.

         7.2. Confidentiality. The Operator and Tennessee shall comply with the provisions applicable to confidential information set out in
               Section 13.12 of the Partnership Agreement, which provisions are incorporated herein by reference as if set out in full.

         7.3. License to Tennessee. The Operator hereby grants to Tennessee an irrevocable, royalty-free, non-exclusive and non-assignable license to use, during the term of this Agreement, any confidential information provided to the Operator or Tennessee and designated as such by the Operator, or generated by the Partnership, the Operator or Tennessee during the term of this Agreement. For purposes of this Section 7.3, confidential information shall include, but shall not be limited to, inventions (whether patented or not) and copyrighted or copyrightable material. As a condition precedent to the effectiveness of the aforesaid license to use, Tennessee hereby expressly agrees that it will utilize such confidential information solely in connection with the performance of its duties hereunder and further expressly agrees that it will be subject to and bound by the provisions set forth in Section 13.12 of the Partnership Agreement as if it were a Partner. Upon termination of this Agreement, Tennessee shall return all confidential information which has been provided to it, together with all reproductions thereof in Tennessee's possession, pursuant to the aforesaid license to use, to the Person from which it obtained such confidential information.

8.       Indemnification, Litigation, Insurance and Liability.
         -----------------------------------------------------

         8.1. Tennessee's Indemnity. Tennessee shall indemnify and hold the Operator, its employees or agents harmless from and against:

               8.1.1. all actions or failures to act by Tennessee which are not within the scope of Tennessee's authority under this Agreement or any express direction of the Operator;

               8.1.2. claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Tennessee in connection herewith except for claims associated with or resulting from good faith efforts to contest such taxes.

         8.2.  Operator's Indemnity.
               ---------------------

               8.2.1. Inasmuch as the services to be provided by Tennessee hereunder are to be furnished and performed for only the reimbursements provided in the Accounting Procedure, the Operator, subject to the limitations set forth in this
                        Section 8.2.1, shall indemnify and save harmless Tennessee and its officers, agents and employees against all actions, claims, demands, costs and liabilities (to the extent only that such actions, claims, demands, costs and liabilities are not satisfied by insurance carried pursuant to Section 8.3.1 below) arising out of the acts (or failure to act) of Tennessee, its officers, agents and employees acting in good faith within the scope of Tennessee's authority under this Agreement, including actions, claims, demands, costs and liabilities resulting from the negligence of Tennessee, its officers, agents and employees, and Tennessee, its officers, agents, and employees shall not be liable for any obligations, liabilities, or commitments incurred by or on behalf of the Operator as a result of any such acts (or failure to act). Notwithstanding any other provision of this Agreement, the Operator's obligation to indemnify Tennessee shall be limited to that portion of any claim for indemnification by Tennessee for which the Operator is reimbursed by the Partnership pursuant to the Operating Agreement, provided, however, that if the Partnership fails to reimburse the Operator for any portion of a claim for indemnification by Tennessee, the Operator hereby assigns to Tennessee the Operator's rights and obligations pursuant to Sections 5.3 and 8.2 of the Operating Agreement with respect to such indemnification amount and the Operator shall have no further liability to Tennessee with respect to such indemnification. Tennessee, its officers, agents and employees shall not be indemnified for any actions, claims, demands, costs and liabilities resulting from their gross negligence or willful misconduct.

               8.2.2. Any and all claims, damages or causes of action against Tennessee in favor of anyone other than the Partnership or the Operator arising out of Tennessee's performance of obligations under this Agreement which are not covered by insurance in accordance with Section 8.3 of this Agreement shall be settled or litigated and defended by Tennessee in accordance with its best judgment and discretion when either (A) (i) the amount involved is less than a ceiling amount to be established by the Operator, (ii) no injunctive or similar relief is sought, and (iii) no criminal sanction is sought; or (b) the action is one for which Tennessee is required to provide indemnification pursuant to Section 8.1 of this Agreement; otherwise, such decision shall be made by the Operator, and any settlement or defense thereof by Tennessee shall be controlled by the Operator.

         8.3.  Insurance.
               ----------

               8.3.1. The Partnership shall carry and maintain insurance to protect Tennessee, its officers, agents and employees against all actions, claims, demands, costs and liabilities arising out of the negligence of Tennessee, its officers, agents and employees in connection with their good faith acts (or failure to act) under this agreement. Such insurance shall name Tennessee as an additional named insured. The Partnership shall provide Tennessee with at least ninety (90) days prior written notice of any cancellation, termination or material alteration of such insurance.

               8.3.2. Tennessee shall require its contractors, subcontractors or consultants, to carry and maintain at a minimum the following insurance for the benefit of the Partnership, the Operator and Tennessee: $1,000,000 Combined Single Limit with $2,000,000 Aggregate; and Worker's Compensation Insurance in accordance with statutory limits.

               8.3.3. Tennessee may carry and maintain such other insurance for its own account as it may deem necessary, but in the event other insurance is carried, unless otherwise directed by the Operator, Tennessee agrees to waive, and agrees to undertake in good faith to have its insurers waive, any rights of subrogation they may have against the Operator, the Partnership and the individual Partners thereof, or the Affiliates of any of them, and/or their directors, officers, employees, servants or agents.

               8.3.4. With respect to claims and losses for damage, injury or destruction of property which is a part of the Facilities, which property is covered by insurance other than insurance provided for in Section 8.3.1 of this Agreement, it is agreed that: (i) neither the Operator nor Tennessee shall have any rights of recovery against one another, nor against the Affiliates of each, nor the insurers of any of them, and their rights of recovery are mutually waived, and (ii) that Tennessee shall not have any rights of recovery against the Partnership or any of the Partners thereof, or against the Affiliates of any of them, or the insurers of any of them, and its rights of recovery are waived. All such policies of insurance purchased to cover the Facilities or any part thereof, or the operation (in any respect) or maintenance of the Facilities or any part thereof, or any gas transported or handled therein, shall be endorsed properly to effectuate this waiver of recovery, provided, however, that if Tennessee or the Operator is unable, despite its best efforts, to obtain such an endorsement, then the other Party may waive or appropriately modify this requirement.

         8.4. Limitation of Liability. Tennessee and the Operator hereby agree that any claim against the Partnership which may arise hereunder shall be made only against the assets of the Partnership and that all rights to proceed against the Partners and the assets of the Partnership, as a result of any such claim or any obligations arising therefrom, are hereby expressly waived.


9.       Term.
         -----

         9.1. Term. This Agreement shall be effective as of (Date of Execution) and shall continue until December 31, 2000, and thereafter on a year-to-year basis subject to termination by the Operator or Tennessee upon one-year's written notice to the other Party, unless sooner terminated pursuant to Section 10 of this Agreement. Prior to the expiration or termination of this Agreement, Tennessee shall cooperate with the Operator to facilitate an orderly transition to either the Operator or its designee of the performance of services being provided by Tennessee. The Parties recognize that the Operator or its designee may solicit for employment Tennessee employees previously dedicated to the performance of services under this Agreement upon the expiration or termination of this Agreement.

10.      Termination.

         10.1. Removal of Tennessee.
               ---------------------

               10.1.1. The Operator may terminate this Agreement with or without cause, upon one year's notice to Tennessee. If the Operator terminates this Agreement in accordance with this section, then the Operator shall reimburse Tennessee for any unreimbursed costs incurred by Tennessee pursuant to Section 5.1 of this Agreement.

               10.1.2. In the event of a material default by Tennessee in the performance of its obligations under this Agreement which shall have continued for a period of fifty-five
                        (55) Days after written notice thereof by the Operator to

                        Tennessee, the Operator may terminate this Agreement by written notice to Tennessee, provided, however, that no termination shall occur if: (a) Tennessee has initiated action to cure such material default but, despite its best efforts, has been unable to complete cure within such fifty-five (55) Day period and Tennessee's actions to complete cure are continuing in good faith beyond the end of the fifty-five (55) Day period or (b) such default results in whole or in part, directly or indirectly, from a default by the Partnership under the Operating Agreement or as a result of actions of the Partnership or from a material default by the Operator under this Agreement.

         10.2. Continuing Default by Operator. In the event of a material default by the Operator in the performance of its obligations under this Agreement and the continuance of such material default for a period of sixty (60) days after written notice thereof by Tennessee to Operator, Tennessee may, by written notice to the Operator, terminate this Agreement; provided, however, that no termination as set forth above shall occur if: (a) the Operator has initiated action to cure such material default but, despite its best efforts, has been unable to complete such cure within such sixty (60) day period, and the Operator's actions to complete cure are continuing in good faith beyond the end of the sixty (60) day period or (b) such default results in whole on part, directly or indirectly, from a default by the Partnership under the Operating Agreement or as a result of actions of the Partnership.

         10.3. [[RESERVED FOR FUTURE USE].
               ---------------------------

         10.4. Additional Events of Termination. In addition to termination in accordance with Sections 10.1 and 10.2, this Agreement shall terminate:

               10.4.1. Upon termination of the Operating Agreement, whether terminated with or without cause; provided, however, that if the Operating Agreement is terminated with cause and such cause is unrelated to any default by Tennessee under this Agreement, then Tennessee shall have the opportunity to negotiate with the Partnership with respect to designation of Tennessee as Operator or continuation of this Agreement.

               10.4.2.  [RESERVED FOR FUTURE USE].

               10.4.3.  [RESERVED FOR FUTURE USE].

               10.4.4. If Tennessee and the Operator mutually agree to terminate this Agreement.

               10.4.5. If Tennessee, upon one year's prior notice to the Operator, terminates this Agreement.

         10.5. Tennessee's Costs, Expenses and Actions Upon Termination Or Expiration. In addition to any costs for which the Operator may be obliged to reimburse Tennessee pursuant to Section 5 of this Agreement upon the expiration or termination of this Agreement, Operator shall not be obliged to reimburse Tennessee for any costs and expenses incurred by Tennessee in connection with the winding up of Tennessee's duties under this Agreement except as follows:

               In the event of a termination of the Agreement by the Operator prior to December 31, 2000, the severance of employees fully dedicated to the performance of service under this agreement shall be funded by the Operator; severance benefits shall equal the then applicable severance packages for employees of El Paso Energy Corporation; provided, however, that the Operator shall not be required t fund such severance in the event the Operator or its designee tenders employment that is substantially similar in duties and compensation to such employees (whether or not those employees accept such offer of employment).

11.      Survival of Obligations.
         ------------------------

         11.1. Survival of Obligations. The termination of this Agreement shall not discharge either Party from any obligation which it owes to the other Party by reason of any transaction, commitment or agreement entered into, or any loss, cost, damage, expense or liability which shall occur or arise (or the circumstances, events or basis of which shall occur or arise) prior to such termination. It is the intent of the Parties that any obligation owed by a Party to the other Party (whether the same shall be known or unknown at the termination hereof, or whether the circumstances, events or basis of the same shall be known or unknown at the termination hereof) shall survive the termination of this Agreement.

12.      Law of the Contract and Arbitration.
         ------------------------------------

         12.1. Law of the Contract. This Agreement shall be construed and interpreted under the laws of the State of Delaware, without regard to the principles of conflicts of laws.

         12.2. Arbitration.
               ------------

               12.2.1. In the event that the Partners are unable to agree on any of the matters set forth herein, either Tennessee or the Operator may upon written notice prior to the commencement of legal proceedings related to such dispute call for submission of such matter to arbitration. The Party requesting arbitration shall set forth in such notice in adequate detail the issues to be arbitrated, and within ten (10) Days from the receipt of such notice the other Party may set forth in adequate detail additional related issues requesting arbitration shall set forth in such notice in adequate detail the issues to be arbitrated and within ten (10) Days from the receipt of such notice the other Party may set forth in adequate detail additional related issues to be arbitrated. If arbitration is invoked by either Party, the decision of the arbitrators shall be final and binding upon all parties.

               12.2.2. It is the intent of the Parties that, to the extent practicable, such binding arbitration shall be conducted by a person knowledgeable and experienced in the type of matter that is the subject of the dispute. In the event the Parties are unable to agree upon such person, then each Party shall select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel, provided, however, that if one of the Parties fails to select its designated arbitrator as specified herein within thirty (30) Days of receiving written notice from the other Party that such other Party has selected its designated arbitrator, then the arbitration provided for herein shall be conducted by the one arbitrator so designated. In the event that the persons selected by the Parties are unable to agree on a third member of the panel within sixty (60) Days after their selection, such person shall be designated by the American Arbitration Association. Upon final selection of the entire panel, such panel shall, as expeditiously as possible, render a decision on the matter submitted for arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The substantive law governing any arbitration shall be the law of the State of Delaware.

               12.2.3. Upon the determination of any such dispute, the
                       arbitrators shall bill the costs attributable to such binding arbitration to the Party whose petition they determine is farthest away from the actual decision rendered; provided, however, that the arbitrators shall be empowered to apportion such costs between the Parties if they deem it appropriate.

               12.2.4. It is the intent of the Parties that once arbitration is invoked by either Party pursuant to the provisions of this Section 12 that the matters set for arbitration be decided as set forth herein and the Parties shall not seek to have this Section 12 rendered unenforceable or to have such matter decided in any other way, provided, however, that nothing herein shall prevent the Parties from negotiating a settlement of any issue at any time.

13.      Force Majeure.
         --------------

         13.1. Effect of Force Majeure. In the event that either Tennessee or the Operator is rendered unable, by reason of an event of force majeure, as defined herein, to perform, wholly or in part, any obligation or commitment set forth in this contract, then upon such Party's giving notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both Parties, except for unpaid financial obligations arising prior to such event of force majeure, shall be suspended to the extent and for the period of such force majeure condition.

         13.2. Nature of Force Majeure. The term "force majeure" as employed in this Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers of people, interruptions by government or court orders, present and future valid orders, decisions or rulings of any government or regulatory entity having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or lines of pipe, freezing of pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the making of repairs or alterations to pipelines or plants, suspension of the obligations of the Operator and the Partnership under the Operating Agreement due to an event of force majeure as defined in the Operating Agreement, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure.

         13.3. Non-Force Majeure Situations. Neither the Operator nor Tennessee shall be entitled to the benefit of the provisions of Section
               13.1 of this Agreement under the following circumstances:

               13.3.1. To the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch;

               13.3.2. If the failure was caused by failure of the Party
                       claiming suspension to request or pay necessary funds in a timely manner, or with respect to the payment of any amounts then due hereunder;

               13.3.3. To the extent that the failure was caused or contributed to by the gross negligence or willful misconduct of the Party claiming suspension.

         13.4. Resumption of Normal Performance. Should there be an event of force majeure affecting performance hereunder, the Parties shall cooperate to take all reasonable steps to remedy such event with all reasonable dispatch to ensure resumption of normal performance.

         13.5. Strikes and Lockouts. Settlements of strikes and lockouts shall be entirely within the discretion of the party affected, and the requirement in Sections 13.1.1 and 13.4 of this Agreement that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the party having such difficulty.

14.      General.
         --------

         14.1. Effect of Agreement. This Agreement and the Accounting Procedure reflect the whole and entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. Except as provided in Section 3.5, this Agreement and the Accounting Procedure can be amended, restated or supplemented only by the written agreement of Tennessee and the Operator.

         14.2. Notices. Unless otherwise specifically provided in this Agreement, any written notice or other communication shall be sufficiently given or shall be deemed given upon receipt if sent by telecopy and, if mailed, on the fifth (5th) business day following the date on which the same is mailed by registered or certified mail, postage prepaid, or by other mutually acceptable means, addressed:

               14.2.1. If to the Operator, to Craig Frew,, President, Iroquois
                       Pipeline Operating Company, One Corporate Drive, Suite 600, Shelton, CT 06484, or such other person and/or address as may be designated from time to time by written notice to Tennessee.

               14.2.2. If to Tennessee, to Robert G. Hall, Jr., Northern
                       Division Director, Tennessee Gas Pipeline Co., 8 Anngina Dr., Enfield, CT 06082, or such other person and/or address as may be designated from time to time by written notice to the Operator.

         14.3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         14.5. Waiver. No waiver by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of the other party from future performance of the same provision, condition or requirement. Any delay or omission of any Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one Party shall constitute a waiver of such right by the other Party except as may otherwise be required by law with respect to Persons not parties hereto. The failure of one Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

         14.6. Assignability. This Agreement shall not be assigned by either Tennessee or the Operator, without the written consent of the other, which consent shall not be unreasonably withheld by either Party, provided, however, that either Party may assign this Agreement to a corporation which is an Affiliate of the transferrer on the same terms and conditions specified in Section
               11.3.1 of the Partnership Agreement for a transfer by a Partner of its interest in the Partnership Agreement, which provisions are incorporated herein by reference as if set out in full (the Party which is not seeking to transfer its interest in this Agreement shall determine whether the conditions set forth in
               Section 11.3.1(a) have been satisfied and whether to grant the approval set forth in Section 11.3.1(b)). Any assignment hereunder shall be effective on the first Day of the Month following the Month during which the assignment is completed. This Agreement and all of the obligations and rights herein established shall adhere to and be binding upon and shall inure to the benefit of the respective successors and assigns of the respective Parties hereto.

         14.7. References to Money. All references in this Agreement to, and transactions hereunder in, money shall be to or in Dollars of the United States of America.

         14.8. Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

         14.9. Third Persons. Except as contemplated herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a Party hereto any rights or remedies under or by reason of this Agreement.

         14.10. Laws and Regulatory Bodies. This Agreement and the obligations of the Parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

         14.11. Remedies Cumulative. Remedies provided under the provisions of this Agreement shall be cumulative and, except as to the agreement for binding arbitration contained in Section 12 hereof or as otherwise explicitly stated herein, shall be in addition to the remedies provided by law or in equity.

         14.12. Approval of Partnership of Management Committee. Unless otherwise specified, when the approval or other action of the Partnership or its Management Committee is required under this Agreement such requirement shall be deemed to require approval of 65% of the Percentage Interests of the Partners entitled to vote on the matter (voting individually and not as members of any bloc.

         14.13. Tennessee's Office. Tennessee will consult with, and obtain the approval of, the Operator prior to changing the location of those offices directly involved in the performance of its obligations hereunder.

         14.14. Section Numbers. Unless otherwise indicated, references to Section numbers are to Sections of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of this 15th day of March, 1991.

ATTEST:                                     OPERATOR

                                            IROQUOIS PIPELINE OPERATING COMPANY

                                            By:
-----------------------------                       ----------------------------

                                            Title:  ----------------------------


                                            By:
-----------------------------                       ----------------------------

                                            Title:  ----------------------------



                                            TENNESSEE GAS PIPELINE COMPANY

                                            By:
                                               ---------------------------------
                                                   Agent and Attorney-in-Fact

                                    EXHIBIT A

                    ACCOUNTING PROCEDURE TO AGREEMENT BETWEEN
                     IROQUOIS PIPELINE OPERATING COMPANY AND
                         TENNESSEE GAS PIPELINE COMPANY
                WITH RESPECT TO IROQUOIS GAS TRANSMISSION SYSTEM

                                    ARTICLE I

                                General Provision

         1.01 Statements and Billings. Tennessee shall bill the Operator, on or before the twenty-fifth day of each month (or as soon as possible thereafter) for the actual costs and expenses for the previous month and any adjustments which may be necessary to correct prior estimated billings to actual. Such bills submitted by Tennessee will be summarized by appropriate classifications indicative of the nature thereof.

         1.02 Payment by Operator. The Operator shall pay to Tennessee all bills presented as provided in the Iroquois Pipeline Operating Company and Tennessee Gas Pipeline Company Agreement with Respect to Iroquois Gas Transmission System ("IPOC/Tennessee Agreement") on or before thirty (30) days from the date such invoice is rendered. If payment is not made within such time, the unpaid balance shall bear interest until paid at a rate (which in no event shall be higher than the maximum rate or rates permitted by applicable law) equal to the rate designated by the Morgan Guaranty Trust Company from time to time as its prime rate plus one percent. Payment by or on behalf of the Operator shall not be deemed a waiver of the right to recoup any amount in question.

         1.03 Adjustments. Except for any adjustments which may arise from FERC Compliance Audits, payment of any such bills shall not prejudice the right of the Operator to protest or question the correctness thereof; provided, however, that, absent fraud or intentional concealment or misrepresentation by Tennessee or its employees, all bills and statements rendered to the Operator by Tennessee during any calendar year shall conclusively be presumed to be true and correct after 25 months following the end of any such calendar year, unless prior to the end of said 25-month period the Operator takes written exception thereto and makes claim on Tennessee for adjustment; provided, however this shall not prevent adjustment resulting from physical inventory of the Facilities and other Partnership property. No adjustment to any bill or statement favorable to Tennessee shall be made unless it is made within 23 months following the end of the calendar year in which such bill or statement was rendered by Tennessee.

         1.04 Financial Records. Tennessee shall maintain accurate books and records in accordance with the Required Accounting Practice covering all of Tennessee's actions under this IPOC/Tennessee Agreement.

                                   ARTICLE II

                                  Capital Items

         2.01 Operator shall be responsible for the purchase of capital items, which responsibility may be delegated to Tennessee. Except for items included in a previously approved budget that remains in effect, prior to the acquisition of any capital item in the name or on behalf of the Partnership, Tennessee shall prepare and submit to the Operator a forecast of the cost of such capital item. Upon approval of such forecast or of the proposed purchase by the Operator, Tennessee shall have authority to purchase such capital item in Partnership's name without further approval or action by the Operator or the Partnership. To the extent Tennessee owns property necessary or desirable for the operation and maintenance of the Facilities which (i) under the accounting rules and regulations, if any, at the time in effect, might be capitalized, (ii)

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Tennessee in its sole discretion is willing to transfer for consideration to
Partnership, and (iii) can be transferred by Tennessee to Partnership free and clear of all prior liens and encumbrances, Tennessee, if approved by the Operator, may so transfer such property to Partnership and charge the Operator the net book value thereof as reflected on the books of Tennessee on the date of transfer, and any applicable warehousing fees.

         2.02 For purposes of this Article II, "capital item" means any property, real or personal, costing more than a ceiling amount to be established by mutual agreement of the Operator and Tennessee which might be capitalized under the accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating. Currently the ceiling amount under this section is five hundred dollars ($500).

         2.03 Tennessee shall be responsible for the maintenance of all Operator-owned capital items used for the operation and maintenance of the Facilities. The Operator shall reimburse Tennessee for expenses involved in the maintenance of such capital items.

                                   ARTICLE III

                        Costs, Expenses and Expenditures

         Subject to the limitations hereinafter prescribed and the provisions of the IPOC/Tennessee Agreement to which this Accounting Procedure is an exhibit, Tennessee shall charge the Operator for all costs and expenses incurred by Tennessee (except those costs incurred under Section 8.1 of the IPOC/Tennessee Agreement in connection with the performance of its duties and responsibilities under the IPOC/Tennessee Agreement (hereinafter collectively


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referred to as "Performance of Tennessee's Responsibilities"), including but not limited to the following items:

         3.01 Rentals. All rentals paid by Tennessee, except that the Operator shall not be responsible for any rentals of warehouse space by Tennessee except upon prior consent by the Operator. Tennessee will bill a flat fee of $2,500/month for use of its properties, tools and furniture that it uses in providing services to the Operator.

         3.02 General Office Operating Costs. General office operating costs, which shall include but not be limited to the cost of printing, reproduction, office supplies, telephone, telegraph, telecopy, telefax, computer services and similar electronic services, rents and other supplies and expenses, but shall exclude the administrative and general expenses described in Section 3.14 hereof. General office operating costs shall be calculated for each department of Tennessee or its Affiliates that incurs costs in connection with the provision of services under the IPOC/Tennessee Agreement and shall be computed by taking the product of (i) the ratio of the amount of time worked in connection with the provision of such services by the employees of Tennessee or its Affiliates in the applicable department to the total amount of time worked by the employees of Tennessee or its Affiliates in such department, and (ii) the total amount of general office operating costs in such department.

         3.03 Labor Costs.

              (a) Salaries and wages of employees of Tennessee directly engaged in connection with the Performance of Tennessee's Responsibilities and, in addition, amounts paid as salaries and wages of others employed from time to time in connection therewith. Such salaries and wages shall be loaded to include Tennessee's actual cost of holiday, vacation, sickness and jury


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service benefits and other customary allowances for time not worked paid to persons whose salaries and wages are chargeable under this subsection 3.03(a).

              (b) Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to salaries, wages and costs chargeable under subsection 3.03(a) above, including but not limited to FICA taxes and federal and state unemployment taxes.

              (c) Expenditures made by Tennessee for the cost of plans for employers' group life insurance, hospitalization, disability, pension, retirement, savings and other benefit plans, which are applicable to salaries and wages chargeable under subsection 3.03(a) above.

              (d) The costs set forth in Sections 3.03(a), (b) and (c) above shall be reviewed annually and adjusted as necessary to ensure that all such factors charged to the Operator will be consistent with this agreement and in line with what Tennessee has historically charged to the Operator.

              (e) In calculating such labor costs, the following terms and conditions shall apply:

                  (1) Tennessee classifies its Northern Division headquarters personnel expenses as FERC account 850 "Operation Supervision and Engineering" and not FERC account 920 "Administrative and General Salaries".

                  (2) The determination of the A&G billed to the Operator reflects the provisions of paragraph 1.

                  (3) Tennessee charges the Operator a 25% labor allocation for select Northern Division headquarters personnel who have consistent management or


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                       administrative responsibility for field operations
                       relating to the Facilities. Subject to the provisions of paragraph 4, those select positions include:

                                    Northern Division Director
                                    Division Operations Manager
                                    Principle Administrative Specialist
                                    Administrative Specialist

                   (4) Tennessee charges the Operator a 50% labor allocation
                       for the Nassau Area Manager who has direct management responsibility for the Tennessee Field employees dedicated to the Operator.

                   (5) Tennessee and the Operator agree that the individuals in the select positions may, from time to time, be assigned to special projects which may not involve responsibility for the Facilities. In these circumstances, the labor allocation otherwise applicable for such individual as set forth above shall not apply.

         3.04 Reimbursable Expenses of Employees. Reasonable personal expenses of employees whose salaries and wages are chargeable under subsection 3.03(a) hereof. As used herein, the term "personal expenses" shall mean the usual out-of-pocket expenditures incurred by employees in the performance of their duties and for which such employees are reimbursed. Tennessee shall maintain documentation for such expenses in accordance with the standards of the Internal Revenue Service.


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         3.05 Exclusive Stations and Offices. The cost of acquiring, constructing and operating any stations or offices devoted to Tennessee's operation and maintenance of the Facilities, less any consideration received by Tennessee upon transfer of capital items to the Partnership under Article II.

         3.06 Material, Equipment and Supplies. So far as is reasonably practical and consistent with efficient and economical operation: (1) it is contemplated that material, equipment and supplies will be owned by the Partnership and purchased or furnished for its account; and (2) only such material shall be obtained for the Facilities as may be required for immediate use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, Tennessee shall take advantage of discounts available by early payments and pass such benefits on to the Operator and the Partnership. Material, equipment and supplies furnished by Tennessee shall be priced at cost plus Tennessee's actual carrying costs as approved by the Operator in its most recent budget.

         3.07 Transportation. Transportation of employees, equipment and material and supplies necessary for the Performance of Tennessee's Responsibilities. It is anticipated that all transportation equipment utilized by Tennessee for performing Tennessee's Responsibilities will be owned by Tennessee and will be billed to the Operator at reasonable rates based on Tennessee's actual costs.

         3.08 Services.

              (a) The cost of contract services and utilities procured from outside sources.

              (b) Use and service of vehicles, equipment and facilities furnished by Tennessee.

         3.09 Legal Expenses and Claims. All costs and expenses of handling, investigating and settling litigation or claims arising by reasons of the Performance of Tennessee's


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Responsibilities, including, but not limited to, attorney's fees, court costs, costs of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. Tennessee shall credit the Operator and/or Partnership for judgments received or amounts received in settlement of litigation, with respect to any claim asserted on behalf of the Operator or Partnership.

         3.10 Taxes. All taxes (except those measured by income) of every kind and nature assessed or levied upon or incurred by Tennessee in connection with the Performance of Tennessee's Responsibilities, including charges for late payments arising from extensions of the time for filing which is caused by Partnership or Operator, or which result from Tennessee's good faith efforts to contest the amount of application of any tax.

         3.11 Insurance. Net of any returns, refunds, or dividends, all premiums paid and expenses incurred for insurance allowable under or required to be carried under the IPOC/Tennessee Agreement for the benefit of Tennessee, the Operator and/or Partnership.

         3.12 Permits, License and Bond. Costs of permits, licenses and bond premiums necessary in the performance of Tennessee's Responsibilities.

         3.13 Audit Expenses. All cost and expenses incurred by Tennessee in connection with audits requested by Operator pursuant to Section 5.4.

         3.14 Administrative and General Expense. All administrative and general expenses including and not limited to outside services, materials, rents, equipment maintenance, office supplies, as well as salaries and related benefits of personnel other than those referred to in Section 3.03, who render service to Tennessee, including but not limited to Accounting, Administrative, Audit, Public Relations, Personnel, Purchasing, Legal and Treasury, shall be charged at a rate computed according to the rate formula specified in Exhibit B. The rate shall be applied monthly to the total direct expenses (defined as the sum of the expenses listed in 3.01 to 3.12 herein) incurred and charged by Tennessee to perform Tennessee's responsibilities. The charge under this formula allocates administrative and general overhead costs incurred in connection with effective and efficient discharge of Tennessee's obligations.


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                                    EXHIBIT B

                                A&G RATE FORMULA

Labor
-----
The combined salary plus benefits amount will be multiplied by 1.25 to account for a 25 percent A&G rate.

Remaining Components
--------------------
The remaining components of Tennessee's budget will be multiplied by 1.07 per line item to account for a 7 percent A&G rate.